Exhibit 99.1


        Cypress Bioscience, Inc. Announces First Quarter 2004 Results

    SAN DIEGO, May 17 /PRNewswire-FirstCall/ -- Cypress Bioscience, Inc. (Nasdaq: CYPB) today announced its financial results for the first quarter of 2004. For the quarter ended March 31, 2004, the Company reported a net loss of approximately $7.3 million or $0.33 per share basic and diluted, which includes $5.4 million of non-recurring, non-cash compensation charges, compared to a net loss of approximately $1.8 million or $0.13 per share basic and diluted for the corresponding period in 2003. At March 31, 2004, the Company had cash, cash equivalents and short-term investments totaling
$44.0 million. In addition, the Company received net proceeds of approximately $74.2 million in April 2004 in connection with the Company's public offering of common stock.
    The Company reported revenues of $1.1 million for the quarter ended
March 31, 2004 compared to no revenue for the quarter ended March 31, 2003. The revenues recognized during 2004 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004.
    Total operating expenses for the quarter ended March 31, 2004 approximated $8.5 million compared to $1.8 million for the quarter ended March 31, 2003. The increase in operating expenses for the quarter ended March 31, 2004 compared to the corresponding period in 2003 was due mainly to non-recurring, non-cash compensation charges totaling $5.4 million, primarily consisting of $2.4 million related to stock options previously granted to consultants for services that vested upon the completion of the collaboration agreement with Forest Laboratories and $2.8 million in connection to the accounting treatment for stock options related to the resignation of certain board members to roles as consultants during the first quarter of 2004. In addition to the $5.4 million in non-cash charges, the $8.5 million in operating expenses include a one-time, success-based fee paid to our investment bankers in connection with the closing of our collaboration agreement with Forest Laboratories and a $1.25 million sublicense fee owed to Pierre Fabre in connection with the collaboration agreement.

    About Cypress Bioscience, Inc.
    Cypress is committed to being the innovator and leader in providing products for the treatment of patients with Functional Somatic Syndromes and other related chronic pain and central nervous system disorders. In
August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. In October 2003, Cypress initiated its Phase III clinical trials for the use of milnacipran as a potential treatment for FMS. We are continuing to evaluate various potential strategic transactions, including the potential acquisition of products, technologies and companies, and other alternatives that we believe may enhance stockholder value.
    For more information about Cypress, please visit the Company's web site at www.cypressbio.com. For more information about FMS, please visit www.FMSresource.com.

    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we and Forest Laboratories may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS, and, as a result, would not receive any milestone or royalty payments from Forest Laboratories; that we and Forest Laboratories may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in beginning or completing Phase III trials; that we may not be able to protect our patents or proprietary technology; that milnacipran may not significantly improve the treatment of FMS; that we may not be successful in identifying, licensing and developing any additional products, technologies or companies and even if we complete any such transaction, it may not enhance stockholder value. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


                             CYPRESS BIOSCIENCE, INC.
                             Condensed Financial Data
                       (In thousands except per share data)


        Statement of Operations Data:

                                                         Quarter ended
                                                           March 31,
                                                       2004           2003
                                                          (unaudited)

     Revenues under collaborative agreement           $1,127            $--

     Operating expenses:
      Research and development                         2,307          1,057
      General and administrative                       2,167            794
      Non-cash compensation charges                    5,448             17
      Compensation benefit - variable stock options   (1,442)           (96)
     Total operating expenses                          8,480          1,772

     Other income, net                                    70             21

     Net loss                                        $(7,283)       $(1,751)


     Net loss per share - basic and diluted           $(0.33)        $(0.13)

     Shares used in computing net loss per
      share - basic and diluted                       22,361         13,197


    Balance Sheet Data:

                                                     March 31,   December 31,
                                                       2004          2003
                                                    (unaudited)
     Assets
      Cash, cash equivalents and short-term
       investments                                   $43,969        $23,525
      Other current assets                             2,871            150
      Non-current assets                                 124            132
       Total assets                                  $46,964        $23,807

     Liabilities and Stockholders' Equity
      Current liabilities                             $6,330         $1,625
      Long-term liabilities                           21,145             53
      Stockholders' equity                            19,489         22,129
   Total liabilities and stockholders' equity        $46,964        $23,807


SOURCE  Cypress Bioscience, Inc.
    -0-                             05/17/2004
    /CONTACT: Sabrina Martucci Johnson, Chief Financial Officer and Vice President, or Mary Gieson, Investor Relations, of Cypress Bioscience, Inc., +1-858-452-2323/
    /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20040108/LAPHOTO1LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.FMSresource.com /
    /Web site:  http://www.cypressbio.com/
    (CYPB)

CO:  Cypress Bioscience, Inc.
ST:  California
IN:  MTC BIO HEA
SU:  ERN